Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of December 9, 2025 (this “Supplemental Indenture”), by and between PROS Holdings, Inc., a Delaware corporation (the “Company”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of June 24, 2025 (the “Indenture”), pursuant to which the Company issued its 2.50% Convertible Senior Notes due 2030 (the “Notes”);

WHEREAS, the Company is party to that certain Agreement and Plan of Merger, dated as of September 22, 2025 (the “Merger Agreement”), by and among Project Portofino Parent LLC, a Delaware limited liability company (“Parent”), Project Portofino Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and the Company, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”) and, subject to the terms and conditions contained in the Merger Agreement, each share of common stock of the Company, par value $0.001 per share (“Share”), issued and outstanding prior to the effective time of the Merger will be cancelled and automatically converted into the right to receive $23.25 in cash (the “Merger Consideration”);

WHEREAS, the Merger Consideration is to be paid to each holder of Shares without interest and less any applicable withholding taxes;

WHEREAS, the Merger constitutes a Merger Event, Fundamental Change and a Make-Whole Fundamental Change pursuant to the Indenture;

WHEREAS, in connection with the foregoing, Section 14.07(a) of the Indenture provides that the Company and the Trustee shall enter into a supplemental indenture prior to or at the effective time of the Merger, which shall provide that each Note shall, without the consent of any holders of the Notes as permitted by Section 10.01(j), become convertible solely into Reference Property (as defined below) upon such Merger;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all conditions precedent provided for in the Indenture relating to the execution of this Supplemental Indenture have been complied with.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and proportionate benefit of the holders as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture.

ARTICLE II

EFFECT OF MERGER

Section 2.01 Conversion of Notes. In accordance with Sections 10.01(j) and 14.07(a) of the Indenture, as a result of the Merger, from and after the date of this Supplemental Indenture, the right to convert each $1,000 principal amount of Notes into Common Stock shall be changed to a right to convert such principal amount of

Notes into the Merger Consideration that a holder of a number of Shares equal to the Conversion Rate upon such Merger Event would have owned or been entitled to receive (the “Reference Property”), which Reference Property shall be cash in an amount equal to $1,135.28 per $1,000 principal amount of Notes, in accordance with the Indenture, at any time from, and including, the date that the Merger becomes effective. The provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the holders’ right to convert the Notes into the Reference Property. For the avoidance of doubt, from and after the effective time of the Merger, the Holders will not have the right to convert the Notes into Shares or other securities of the Company.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.01 Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03 Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.04 No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties to the Indenture, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors under the Indenture or the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.05 Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.06 Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.07 Successors. All agreements of the Company and the Trustee in this Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.

Section 3.08 Governing Law; Jury Trial Waiver. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO, AND EACH HOLDER OF A SECURITY BY ACCEPTANCE THEREOF, HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SUPPLEMENTAL INDENTURE.

Section 3.09 Counterpart Signatures. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

PROS HOLDINGS, INC.

By:	/s/ Jeff Cotten
Name: Jeff Cotten
Title: President and Chief Executive Officer

[Signature Page to Supplemental Indenture (2030 Notes) – PROS Holdings, Inc.]

WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee

By:	/s/ Arlene Thelwell
Name: Arlene Thelwell
Title: Vice President

[Signature Page to Supplemental Indenture (2030 Notes) – PROS Holdings, Inc.]